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                                                                      EXHIBIT 11

                      CENTRAL PARKING CORPORATION

                   COMPUTATION OF EARNINGS PER COMMON
                      AND COMMON EQUIVALENT SHARES

         For the years ended September 30, 1995, 1996, and 1997

            (Amounts in thousands, except per share amounts)


                                              1995        1996           1997
                                              ----        ----           ----
Primary earnings per Common and
  Common Equivalent Share:

  Net earnings                              $ 9,944      $13,836      $20,205

Shares used in the computation (a):

Weighted average Common shares
  outstanding                                23,058       26,064       26,267
Dilutive effect of Common stock
  equivalents                                    --          173          120

Shares used in earnings per Common and
  Common equivalent share computation        23,058       26,237       26,387

Primary earnings per Common and
  Common equivalent share:

  Net earnings                              $  0.43      $  0.53      $  0.77

Fully diluted earnings per Common and
  Common equivalent share:

  Net earnings                              $ 9,944      $13,836      $20,205

Shares used in the computation (a):

  Weighted average Common shares
    outstanding                              23,058       26,064      $26,267
  Dilutive effect of Common stock
    equivalents                                  --          219          174

Shares used in earnings per Common and
  Common equivalent share computations       23,058       26,283       26,441


Fully diluted earnings per common and
  Common equivalent share:

  Net earnings                              $  0.43      $  0.53      $  0.76



(a) Reflects the recapitalization, initial public offering of shares, and subsequent stock splits of the Company described in Note 9 to the Company's Consolidated Financial Statements.